Exhibit 99.1

TRANSDIGM ANNOUNCES THE ACQUISITION OF CEF INDUSTRIES

Cleveland, Ohio, March 31, 2008—TransDigm Group Incorporated (NYSE: TDG) announced today that it has entered into an agreement to acquire the outstanding common stock of CEF Industries (“CEF”) for approximately $83 million in cash. The acquisition is expected to close during the June 28, 2008 fiscal third quarter. CEF is located in Addison, Illinois and has been a supplier of proprietary, highly engineered components to the defense and commercial aerospace industries for many years. The company has annual revenue of over $30 million and employs approximately 130 employees.

CEF designs and manufactures specialized and highly engineered mechanical & electromechanical actuators, compressors, pumps and related components. The majority of the company’s revenues are military related with the C-130 production program and worldwide installed base being the largest single platform. Other platforms include V22, Joint Strike Fighter, A380, A320, A330/340, F-15, C-17, as well as certain regional and business jets. Major commercial customers include Lockheed-Martin, the U.S. government, Airbus, Boeing, Embraer, and United Technologies.

W. Nicholas Howley, Chairman and CEO of TransDigm Group Incorporated stated, “CEF has over the last 60 years developed a reputation as a premier supplier of highly engineered and reliable actuators, compressors, and other components. These products are a good complement to our existing product lines. Additionally, the proprietary nature, established positions, and aftermarket content fit well with our overall business strategy. CEF is an established and well-run business with strong operating margins. However, we expect to see steady improvement as we integrate CEF into our company and management processes.”

TransDigm Group Incorporated, through its wholly-owned subsidiaries, is a leading global designer, producer and supplier of highly engineered components for use on nearly all commercial and military aircraft in service today. Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include ignition systems and components, mechanical/electromechanical actuators and controls, gear pumps, engineered connectors, specialized valving, power conditioning devices, engineered latches and cockpit security devices, specialized AC/DC electric motors, lavatory hardware and components, hold open rods and locking devices, aircraft audio systems, NiCad batteries/chargers, and specialized fluorescent lighting and cockpit displays.

Edgeview Partners, a CIT company, was retained by CEF Industries to serve as exclusive financial advisor during the transaction.

CONTACT:

Sean Maroney

Investor Relations

216.706.2945

ir@transdigm.com